Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Millennium Group International Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

…………………………………………………

(Translation of Registrant’s Name into English)

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary shares, $0.002 par value per share(3)	457(o)	—	—	$5,750,000	$110.20 per million	$633.65
Fees to Be Paid	Equity	Ordinary shares, $0.002 par value per share, underlying underwriter’s warrants(4)	457(o)			$483,000	$110.20 per million	$53.23
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$6,233,000		$686.88
	Total Fees Previously Paid							$2,755.00
	Total Fee Offsets							—
	Net Fee Due							$0

(1)	The registration fee for securities is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes the offering price attributable to 187,500 additional Ordinary Shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional ordinary shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	The Registrant will issue to the underwriters’ warrants to purchase a number of ordinary shares equal to an aggregate of seven percent (7%) of the ordinary shares (the “Underwriter Warrants”) sold in the offering. The exercise price of the Underwriter Warrants is equal to 120% of the offering price of the ordinary shares offered hereby. Assuming an exercise price of $4.80 per share, we would receive, in the aggregate, $483,000 upon exercise of the Underwriter Warrants. The Underwriter Warrants are exercisable within five years commencing 180 days from the effective date of the registration statement at any time, and from time to time, in whole or in part.